Exhibit 3

13 SEPTEMBER 2022
AMENDMENT AND RESTATEMENT AGREEMENT TO THE VOTING AGREEMENT DATED 17 NOVEMBER 2020
Between Mr. Barak Matalon Mr. Aharon Aran Mr. Elyahu Azur Mr. Pinhas Zahavi as Shareholders

Contents

Clause	Page

1.	Definitions and Interpretation	4
2.	Amendment to, and restatement of the Voting Agreement	4
3.	Others terms and conditions of the Voting Agreement	4
4.	Amendments	4
5.	Invalidity	5
6.	Counterparts	5
7.	Further Assurance	5

This AMENDMENT AND RESTATEMENT AGREEMENT TO THE VOTING AGREEMENT DATED 17 NOVEMBER 2020 (the Agreement) is entered into and effective as of 13 September 2022 (the Effective Date),

BETWEEN

(1)	Mr. Barak Matalon, born on 8 May 1970 in Israel, residing at 25 Habeer St., Adanim, Israel (the Shareholder 1);

(2)	Mr. Aharon Aran, born on 17 October 1949 in Israel, residing at 9 Harimon St., Petah Tikva, Israel (the Shareholder 2);

(3)	Mr. Elyahu Azur, born on 28 August 1958 in Israel, residing at 6 Hertzel, Tel Aviv, Israel (the Shareholder 3); and

(4)	Mr. Pinhas Zahavi, born on 24 August 1942 in Israel, residing at 8 Hertzel, Tel Aviv, Israel (the Shareholder 4).

The Shareholder 1, the Shareholder 2, the Shareholder 3 and the Shareholder 4 are collectively referred to as the Shareholders and individually as a Shareholder.

WHEREAS

(A)
The Shareholders are shareholders of NeoGames S.A., a public limited liability company (société anonyme) incorporated under the laws of the Grand Duchy of Luxembourg, having its registered office at 63-65, rue de Merl, L-2146 Luxembourg, Grand Duchy of Luxembourg, and registered with the Luxembourg Trade and Companies Register (Registre de Commerce et des Sociétés, Luxembourg) under number B186309 (the Company).

(B)
On 17 November 2020, the Shareholders entered into a voting agreement to govern, among other things, the Shareholders’ voting obligations in connection with the appointment and removal of members of the board of directors of the Company (the Voting Agreement).

(C)
On 13 September 2022, the Shareholder 4 notified by a waiver letter the Company he waived its voting rights attached to any shares he may hold from time to time in accordance with article 450-1 (9) second paragraph of the law of 10 August 1915 on commercial companies, as amended, in accordance with the terms of such waiver letter;

(D)	Any capitalized terms not otherwise defined in this Agreement shall have the meaning given to them in the Voting Agreement; and

(E)
The Shareholders now wish to insert a new paragraph in the “Voting Arrangements” section of the Voting Agreement, with effect as from the Effective Date and terminating when the Shareholder 4 holds less than 5% of the company shares, to amend the Voting Agreement in accordance with the terms and conditions set forth below and to fully restate the Voting Agreement.

NOW IT IS HEREBY AGREED AS FOLLOWS:

1.	DEFINITIONS AND INTERPRETATION

1.1
Words and expressions defined or construed in a manner set out in the Voting Agreement will, unless a contrary intention is expressly set out in this Agreement, have the same meaning in this Agreement.

1.2	The section and clause headings contained in this Agreement are for reference purposes only and shall not affect in any way the meaning or interpretation of this Agreement.

1.3
This Agreement is deemed to be construed as a one and only document with the Voting Agreement, and references herein or elsewhere to the Voting Agreement will, unless a contrary intention is expressly set out in this Agreement, be construed as being to the Voting Agreement as amended by this Agreement.

2.	AMENDMENT TO, AND RESTATEMENT OF THE VOTING AGREEMENT

2.1	Subject to clause 2.4 of this Agreement, the Shareholders agree to insert a new clause 1.6 in the Voting Agreement, which shall read as follows as from the Effective Date:

“1.6. Notwithstanding the foregoing, in the event that the Group B Shareholders shall nominate or vote on any matter referred in this Section 1, Mr. Pinhas Zahavi assigns all votes attached to its shares (if any) and any rights under Section 1 of this agreement to Mr. Elyahu Azur .”.

The Shareholders agree that the new clause 1.6 shall not apply (and, for avoidance of doubt, considered as terminated and without effect) as from the date on which the Shareholder 4 holds less than 5% of the shares of the Company.

2.2	The Shareholders agree to delete clause 3.6 in the Voting Agreement, “Successors and Assignees” so that this provision would not apply upon transferees and assigns.

2.3
The Shareholders agree to make (i) the necessary changes to the remaining provisions of the Voting Agreement which derive from the insertion of the new clause indicated above under clause 2.1 and 2.2 of this Agreement and (ii) any additional minor adjustments deriving from the above or deemed useful to the wording of the Voting Agreement.

2.4
The Shareholders further agree, with effect as of the Effective Date to fully restate the Voting Agreement in the form of the amended and restated Voting Agreement dated 17 November 2020 (the Amended and Restated Voting Agreement) attached hereto as Schedule 1, in order to reflect the amendments set out above under clause 2.1 - 2.3 of this Agreement.

3.	OTHERS TERMS AND CONDITIONS OF THE VOTING AGREEMENT

The other terms and conditions of the Voting Agreement shall remain unchanged and in full force and effect.

4.	AMENDMENTS

This Agreement may be amended only by a written instrument executed by the Shareholders or their respective successors or assigns.

5.	INVALIDITY

If any provision of this Agreement is held invalid or unenforceable, such invalidity or unenforceability shall not affect in any way the validity or enforceability of any other provisions of this Agreement. In the event that any provision is held invalid or unenforceable, the Shareholders shall attempt to agree on a valid and enforceable provision which shall be a reasonable substitute for such invalid or unenforceable provision in the light of the content of this Agreement and, on so agreeing, shall incorporate such substitute provision in this Agreement.

6.	COUNTERPARTS

This Agreement may be executed in one (1) or several counterparts, each of which when executed will be deemed to be an original but all of which when taken together will constitute one and the same agreement. Each Shareholder acknowledges having received one (1) original.

7.	FURTHER ASSURANCE

At any time each Shareholder hereto shall do and execute, or procure to be done and executed, all necessary acts, deeds, documents and things as may be reasonably requested of it by the other Shareholder to give effect to the Agreement.

[Remainder of page intentionally left blank – Signature page follows]

IN WITNESS WHEREOF, the Shareholders hereto have caused this Agreement to be executed and delivered as of the date first above written.

Mr. Barak Matalon /s/ Barak Matalon	Mr. Aharon Aran /s/ Aharon Aran

Mr. Elyahu Azur /s/ Elyahu Azur	Mr. Pinhas Zahavi /s/ Pinhas Zahavi

SCHEDULE 1

AMENDED AND RESTATED VOTING AGREEMENT

THIS AMENDED AND RESTATED VOTING AGREEMENT (this “Agreement”) is made and entered into as of 13 September 2022 (the “Amendment Date”), by and among the individual shareholders named in Schedule I herein (the “Shareholders”), each of which is a shareholder of NeoGames S.A., a public limited liability company (société anonyme) incorporated under the laws of the Grand Duchy of Luxembourg and registered with the Luxembourg Trade and Companies Register under company number B186309 (the “Company”).

WHEREAS, the Shareholders initially entered into a voting agreement on 17 November 2020 (the “Initial Agreement”) and the Shareholders wish to amend this Initial Agreement;

WHEREAS, as of the Amendment Date, each of the Shareholders own the number of Company shares set forth in Schedule I;

WHEREAS, each of the Shareholders shall be classified, for the purposes of this Agreement, as a Group A Shareholder or a Group B Shareholder (each a “Group”), as set forth in Schedule I;

WHEREAS, the Company made an Initial Public Offering in November 2020, and proceeded with the listing of its ordinary shares on the Nasdaq Global Market (the “IPO”); and

WHEREAS, immediately prior to the IPO, the Shareholders wished to enter into the Initial Agreement in order to govern, among other things, the Shareholders’ voting obligations in connection with the appointment and removal of members of the Company’s board of directors (the “Board”).

NOW, THEREFORE, in consideration of the mutual promises and covenants set forth herein, the Shareholders agree as follows:

1.          Voting Arrangements.

1.1. Even Numbers of Vacancies (Shareholder Directors). Where an even number of directors are to be elected from nominees nominated for election by the Shareholders pursuant to Article 12.4 of the articles of association of the Company, each Group shall be entitled to nominate for election to the Board a number of directors equal to half of such number of directors and (i) Group A Shareholders shall nominate or vote, on any matter related to the nomination, appointment (or removal) of such directors that comes before the Company shareholders, in accordance with the manner in which Group B Shareholders nominated or voted and (ii) Group B Shareholders shall nominate or vote, on any matter related to the nomination, appointment (or removal) of such directors that comes before the Company shareholders, in accordance with the manner in which Group A Shareholders nominated or voted.

1.2. Even Numbers of Vacancies (Other Directors). Where an even number of directors are to be elected from nominees nominated for election by the Nominating Committee of the Board or by other shareholders, each Group shall be entitled to select a number of nominees equal to half of such number of directors and (i) Group A Shareholders shall vote on any matter related to the appointment (or removal) of such nominees that comes before the Company shareholders, in accordance with the manner in which Group B Shareholders voted and (ii) Group B Shareholders shall vote on any matter related to the appointment (or removal) of such nominees that comes before the Company shareholders, in accordance with the manner in which Group A Shareholders voted.

1.3. Board Appointment of Even Number of Vacancies. Subject at all times to (a) overriding mandatory rules under the laws applicable to the Company and directors of the Company and (b) the directors’ fiduciary duties under applicable laws, where an even number of directors are being appointed by the members of the Board, each Group shall be entitled to select to be appointed to the Board a number of directors equal to half of such number of directors and (i) Group A Shareholders shall take all necessary actions to ensure that the directors nominated by the Group A Shareholders shall vote, on any matter related to the appointment or removal of directors that come before the Board, in accordance with the manner in which directors nominated by Group B Shareholders voted, and (ii) Group B Shareholders shall take all necessary actions to ensure that directors nominated by the Group B Shareholders shall vote, on any matter related to the appointment or removal of directors that come before the Board, in accordance with the manner in which directors nominated by Group A Shareholders voted.

1.4. Share Ownership. The undertakings set forth in this Section 1 shall apply to all voting securities of the Company, currently held or hereafter to be held by the Shareholders, whether of record, beneficially, as proxy or otherwise, or as to which they have voting power.

1.5. Odd Number of Vacancies. Where (a) an odd number of directors are to be elected from nominees nominated for election by the Shareholders pursuant to Article 12.4 of the articles of association of the Company, (b) an odd number of directors are to be elected from nominees nominated for election by the Nominating Committee of the Board or by other shareholders or (c) an odd number of directors are to be appointed by the members of the Board, then (A) the provisions of Section 1.1, Section 1.2 or Section 1.3 above, as applicable, shall govern with respect to the highest even number of directors included in that odd number, and (B) (i) the remaining single Board seat available shall be discussed in good faith by the Shareholders, with respect to whom they wish to nominate, elect or appoint, as applicable, and (ii) if such discussions are not successful in a timely manner, then the Group that holds, in the aggregate, fewer shares shall, as applicable, (x) agree to the nomination of the nominee of the Group that holds, in the aggregate, more shares, (y) vote, on any matter related to the nomination, appointment (or removal) of such director that comes before the Company shareholders, in the same manner voted by the Group that holds, in the aggregate, more shares and (z) take all necessary actions to ensure that the directors nominated by such Group shall vote, on any matter related to the appointment or removal of directors that come before the Board, in accordance with the manner in which directors nominated by the Group which holds, in the aggregate, more shares, voted; provided that if each Group holds the same number of shares, then the Group A shall have the power to determine in every even numbered year (2020, 2022, 2024 etc.) how both Groups shall nominate, elect or appoint directors, as applicable, and Group B shall have the power to determine in every odd-numbered year (2021, 2023, 2025 etc.) how both Groups shall nominate, elect or appoint directors, as applicable. This section shall apply mutatis mutandis to Section 1.1, Section 1.2 and Section 1.3 above.

1.6. Notwithstanding the foregoing, in the event that the Group B Shareholders shall nominate or vote on any matter referred in this Section 1, Mr. Pinhas Zahavi assigns all votes attached to its shares (if any) and any rights under Section 1 of this agreement to Mr. Elyahu Azur. This clause 1.6 shall cease to apply as from the date on which Mr. Pinhas Zahavi holds less than 5% of the shares of the Company.

1.7. The Shareholders acknowledge and confirm that the voting arrangement pursuant to this Agreement is entered into in compliance with article 450-2 of the Luxembourg law on commercial companies dated 10 August 1915, as amended.

1.8. No Nomination of Opposing Candidate. Where a candidate is nominated to the Board pursuant to Article 12.4 of the articles of association of the Company, no Shareholder shall nominate any other opposing candidate for the same Board seat.

1.9. No Removal of Other Group’s Directors. No Group shall vote in favor of the removal of a director nominated, or elected to be voted for, by the other Group in accordance with this Section 1, unless such other Group also votes in favor of the removal of such director.

2. Term and Termination.

This Agreement shall take effect upon the Effective Date, and be terminated immediately upon the earliest to occur of (i) the date that either Group holds, in the aggregate, shares that represent more than 50% of the Company’s issued and outstanding share capital, (ii) the date that either Group holds, in the aggregate, shares that represent less than 5% of the Company’s issued and outstanding share capital or (iii) 10 years from the date hereof as renewed automatically for successive one year period unless a termination notice is sent by either party with one-month prior notice.

3. Miscellaneous.

3.1 Conflicts. In the event of any ambiguity, discrepancy or conflict between the provisions of this Agreement and the Company’s articles of association, as amended from time to time, the provisions of this Agreement shall prevail between the Shareholders.

3.2 Further Assurance. Each Shareholder undertakes to execute and deliver all related documentation and take such other action, as shall be reasonably required in order to carry out the terms and provision of this Agreement. Without derogating from the generality of the foregoing, the Shareholders hereby agree to procure that any vote of the Company in the board of directors or general meeting of any of the Company’s subsidiaries is taken in accordance with the terms of this Agreement.

3.3 Equitable Remedies. Each of the Shareholders acknowledges and agrees that each Shareholder will be irreparably damaged in the event any of the provisions of this Agreement are not performed by the Shareholders in accordance with their specific terms or are otherwise breached. Accordingly, it is agreed that the Shareholders shall be entitled to an injunction to prevent breaches of this Agreement, and to specific enforcement of this Agreement and its terms and provisions in any action instituted in any court of Israel.

3.4 Share Splits, Share Dividends, etc. In the event of any issuance of shares of the Company hereafter to any of the Shareholders (including, without limitation, in connection with any share split, share dividend, recapitalization, reorganization or the like), such shares shall become subject to this Agreement.

3.5 Communications. All notices or other communications hereunder shall be in writing and shall be given in person, by registered mail, e-mail or by facsimile transmission (provided that written confirmation of receipt is provided), addressed as set forth in Schedule I attached hereto or such other address as any Shareholder may designate to the other in accordance with the aforesaid procedure. All communications delivered in person or by courier service shall be deemed to have been given upon delivery, those given by facsimile transmission shall be deemed given on the business day following transmission with confirmed answer back, and all notices and other communications sent by registered mail shall be deemed given 10 (ten) days after posting.

3.6 Omitted intentionally

3.7 Delays or Omissions. The rights of a Shareholder may be waived by such Shareholder only in writing and specifically; the conduct of any one of the Shareholders shall not be deemed a waiver of any of its rights pursuant to this Agreement or as a waiver or consent on its part as to any breach or failure to meet any of the terms of this Agreement or as an amendment hereto. A waiver by a Shareholder in respect of a breach by the other Shareholder of its obligations shall not be construed as a justification or excuse for a further breach of its obligations.

3.8 Waiver. No delay or omission to exercise any right, power, or remedy accruing to any party upon any breach or default by the other under this Agreement shall impair any such right or remedy nor shall it be construed to be a waiver of any such breach or default, or any acquiescence therein or in any similar breach or default thereafter occurring.

3.9 Amendment. This Agreement may be amended or modified only by a written document signed by the Shareholders.

3.10 Entire Agreement. This Agreement (together with the recitals, schedules, appendices, annexes and exhibits attached hereto) contains the entire understanding of the Shareholders with respect to its subject matter and all prior negotiations, discussions, agreements, commitments and understandings between them with respect thereto not expressly contained herein shall be null and void in their entirety, effective immediately with no further action required.

3.11 Severability. If a provision of this Agreement is or becomes illegal, invalid or unenforceable in any jurisdiction, that shall not affect the validity or enforceability in that jurisdiction of any other provision hereof or the validity or enforceability in other jurisdictions of that or any other provision hereof. Where provisions of any applicable law resulting in such illegality, invalidity or unenforceability may be waived, they are hereby waived by each Shareholder to the full extent permitted so that this Agreement shall be deemed valid and binding, in each case enforceable in accordance with its terms.

3.12 Counterparts, Electronic Signatures. This Agreement may be executed in any number of counterparts, each of which shall be deemed an original but all of which together shall constitute one and the same instrument. A signed Agreement received by a Shareholder via electronic mail will be deemed an original, and binding upon the Shareholder who signed it.

3.13 Governing Law and Venue. The Agreement shall be governed by and construed in accordance with the laws of the State of Israel, without giving effect to the principles thereof relating to conflict of laws. Except where expressly stated to the contrary in Section 3.3, all disputes between the Shareholders arising from this Agreement, whether in contract or tort and including any question regarding its existence, validity or termination, shall, save as is expressly set out herein, be referred to and finally resolved by arbitration. The arbitration proceedings shall be conducted in Israel, in the Hebrew language before 1 (one) arbitrator, who shall be appointed in by the Head of the Israeli Bar Association, in the absence of an agreement of the Shareholder on its identity within 10 (ten) days.

3.14 No Third-Party Beneficiaries. Nothing in this Agreement shall create or confer upon any person, other than the Shareholders or their respective successors and permitted assigns, any rights, remedies, obligations or liabilities.

Schedule I – Shareholders

Name	ID Number	Address	No. of Shares*	% of Shares*	Group
Barak Matalon	0-2491440-0	25 Habeer St., Adanim, Israel	5,109,948	[●]%	A
Aharon Aran	0-3018926-0	9 Harimon St., Petah Tikva, Israel	1,277,486	[●]%	A
Elyahu Azur	0-5537377-3	6 Hertzel, Tel Aviv, Israel	3,193,717	[●]%	B
Pinhas Zahavi	0-015163-9	4 Voiotias Street, Limassol, Cyprus	3,193,717	[●]%	B

* Approximate holdings as of the Amendment Date. [Note: shareholdings to be confirmed]